AWARD AGREEMENT
SENSATA TECHNOLOGIES HOLDING PLC
(the “Company”)
RESTRICTED STOCK UNITS
Date: %%OPTION_DATE,’Month DD, YYYY’%-% (“Grant Date”)
Issue to:
%%FIRST_NAME%-% %%LAST_NAME%-% (“Participant”)
%%TOTAL_SHARES_GRANTED,’999,999,999’%-% Restricted Stock Units of the Company (the “Units”). Each Unit represents the right to receive one Ordinary Share, par value €0.01 per Ordinary Share.
The Units are “Restricted Stock Units” as such term is defined in the Company's 2021 Equity Incentive Plan, as may be amended from time to time (the “Plan”), and such Units are subject to all of the terms and conditions set forth below and in the Plan in effect from time to time. Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Plan. For valuable consideration, receipt of which is acknowledged, Participant agrees to the following additional terms and conditions.
Unit Terms and Conditions
1.Plan Incorporated by Reference. This Award Agreement (this “Agreement”) is subject to the terms of the Plan and may be amended as provided in the Plan. This Award Agreement does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Legal Department of the Company.
2.Restricted Stock Unit. Each Unit represents the right to receive one Ordinary Share, subject to the fulfillment of the vesting conditions.
3.Vesting of Units; Issuance of Ordinary Shares. Subject to Section 4 below, the Units shall vest in three equal installments on the first, second, and third anniversary of the Grant Date as follows (each a “Vesting Date”).

Vesting Dates	Cumulative Percentage of Units Vested
%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-% %%VEST_DATE_PERIOD2,’Month DD, YYYY’%-% %%VEST_DATE_PERIOD3,’Month DD, YYYY’%-%	1/3 or 33.3% 1/3 or 33.3% 1/3 or 33.4%

4.Vesting on Termination of Employment, Death, Disability, Retirement and Change in Control.
a.General. Unless otherwise provided in this Section 4, any unvested Units shall be forfeited immediately upon the date that Participant terminates his or her service with the Company or any Subsidiary or Affiliate or otherwise ceases to be an Eligible Person (each referred to as the

“Termination Date”). Unless otherwise expressly provided in this Agreement or determined by the Committee or its designee, Participant’s right to vest in the Units under the Plan, if any, will terminate as of such Termination Date and will not be extended by any notice period.
b.Participant’s Death. Notwithstanding any provision in the Plan to the contrary, if a Participant dies while providing service to the Company or any Subsidiary or Affiliate, any unvested Units shall immediately vest in full. The then vested portion of the Units shall be delivered to the executor or administrator of Participant’s estate or, if none, to the person(s) entitled to receive the vested Units under Participant’s will or the laws of descent or distribution.
c.Participant’s Disability. Notwithstanding any provision in the Plan to the contrary, if a Participant terminates service from the Company or any Subsidiary or Affiliate due to Disability, any unvested Units shall immediately vest in full. “Disability” shall mean that the Participant, due to physical or mental illness, is considered disabled under the Company’s long-term disability insurance plan.
d.Participant’s Retirement. If the Participant’s status as an employee of the Company or any Subsidiary or Affiliate terminates by reason of a Covered Retirement, as defined below, unvested Units will remain outstanding and continue to vest and be settled on each remaining Vesting Date without regard to the requirement that the Participant be employed by the Company or any Subsidiary or Affiliate. For purposes hereof, a “Covered Retirement” is the voluntary termination of a Retirement Eligible Individual who has provided the Company not less than six months’ prior notice of such employee’s intent to retire from the Company or any Subsidiary or Affiliate; provided, however, the Chief Executive Officer may waive the six-month notice period or allow an earlier retirement date with the consent of the Participant, provided that the Compensation Committee must approve the waiver for the Chief Executive Officer. A “Retirement Eligible Individual” means an employee of the Company or any Subsidiary or Affiliate who has attained at least 55 years of age and who has a combined age and years of credited employment service with the Company and/or any Subsidiary or Affiliate of 65 years. Notwithstanding the foregoing, any Covered Retirement that occurs prior to the first Vesting Date shall result in forfeiture of all unvested Units.
e.Qualifying Termination. Upon a Qualifying Termination, any unvested Units scheduled to vest within six months following the Participant’s Termination Date shall vest immediately in full on the Participant’s Termination Date. “Qualifying Termination” shall mean, with respect to the Participant, an involuntary termination of employment without Cause by the Company or any Subsidiary or Affiliate other than a termination by reason of death, Disability, Covered Retirement, or related to a Change-in-Control (and covered by Section 4(f) below). “Cause” as a reason for a Participant’s termination of employment as an employee shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or any Subsidiary or Affiliate; provided, however, that if there is no such employment agreement in which such term is defined, “Cause” shall mean (i) the Participant’s willful and continued failure to perform his or her duties with the Company or any Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by the Participant, after reasonable efforts, to meet performance expectations), or (ii) the willful engaging by the Participant in illegal conduct, gross misconduct, or conduct in violation of Company policies. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company.
f.Change-in-Control. In the event of a Change-in-Control, the Units will convert to Units of the acquiring entity or continuing entity, as applicable, and vest in accordance with the schedule set forth above; provided, however, that the Units:

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(i)    Will automatically accelerate and vest in full if within the 24-month period following the Change-in-Control, if the Participant is terminated by the Company or the acquiring or continuing entity or any Subsidiary or Affiliates without Cause; or
(ii)    Will automatically accelerate and vest in full at the Change-in-Control if this Award Agreement is not assumed or replaced by the acquiring or continuing entity.

In addition to a Change-in-Control event as defined in the Plan, a Change-in-Control for purposes of this Agreement shall include the divestiture of the business unit of the Participant.

5.Restrictive Covenants and Remedies. Participant agrees to the restrictive covenants contained in this Section 5 (the “Restrictive Covenants”) and agrees that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company. If any provision of this Section 5, or the application thereof to any person or circumstance, is determined to be invalid, illegal, or unenforceable in any respect under applicable law, such provision shall be modified and enforced to the maximum extent permitted by law so as to effect the intent of the parties. If such provision cannot be so modified, it shall be severed from this Agreement, and the remaining provisions shall remain in full force and effect.
a.Confidentiality. The Participant agrees, during their employment with the Company and thereafter, to maintain the confidentiality of the Company’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company. “Confidential Information” will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (1) related to Company’s or any Subsidiary’s or Affiliate’s current or potential business and (2) is not generally or publicly known.
b.Competing Activity. During the Participant’s employment with the Company and for one (1) year following termination of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not compete, directly or indirectly, in any manner or capacity, with the Company. Competing activity shall include any business engaged (whether directly or indirectly) in the design, manufacture, marketing, or sale of products or services competitive with those designed, manufactured, marketed, or sold by the Company or any Subsidiary or Affiliate.
c.Non-Solicitation of Employees. During the Participant’s employment with the Company and for two (2) years following termination of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, directly or indirectly, solicit or encourage any person who was an employee of the Company or any Subsidiary or Affiliate during Participant’s employment, to leave employment with the Company or in any way interfere adversely with the relationship between any such employee and the Company.
d.Non-Solicitation of Customers or Vendors. During the Participant’s employment with the Company and for two (2) years following termination of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, directly or indirectly, solicit or divert the business of the Company’s customers or vendors who were customers or vendors to the Company during Participant’s employment or in any way interfere adversely with the business relationship between any such customer or vendor and the Company.
e.Partial Invalidity. If any portion of this Section 5 is determined to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced. The Participant acknowledges the uncertainty of the law in this respect and expressly stipulate that this Award Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

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f.Remedy for Breach. The Participant agrees that a breach of any of the Restrictive Covenants would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy. Accordingly, Participant agrees that if they breach any Restrictive Covenant, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Award Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief.
g.Clawback. The Participant acknowledges that the award is subject to the Company’s clawback policy, as in effect from time to time. The Committee may, in accordance with the Plan and any applicable clawback policy and in its sole discretion, provide for cancellation of any or all of the Participant’s outstanding awards or forfeiture by the Participant of any gain realized in respect of awards, and repayment of any such gain promptly to the Company.
6.Non-Transferability. This Agreement or the rights hereunder may not be transferred.
7.No Security Holder Rights. Participant shall have no rights as a security holder with respect to the unvested Ordinary Shares covered by the Units.
8.No Dividends. Participant shall not be entitled to receive dividends or dividend equivalents with respect to the number of unvested Ordinary Shares covered by the Units.
9.Taxes. Participant acknowledges that the Company has the right to require Participant to remit to the Company an amount sufficient to satisfy his or her minimum federal, state, local and foreign withholding tax requirements, or to deduct from all payments under the Plan amounts sufficient to satisfy such withholding tax requirements. Participant further acknowledges that the ultimate liability for all federal, state, local and foreign income taxes, social insurance, payroll tax, or other tax-related items related to the Participant’s participation in the Plan is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant authorizes the Company and/or its Subsidiaries or Affiliates, or their respective agents, at their discretion, to satisfy the Participant’s tax obligations that must be withheld by the Company and/or its Subsidiaries or Affiliates by withholding in Ordinary Shares to be issued upon vesting of the Units, or in the sole discretion of the Company, by any other appropriate method.
With respect to a Retirement Eligible Individual, the Company may, in its discretion, accelerate the vesting and settlement of a portion of the Units to the extent necessary to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA tax, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes; provided that the total payment under this acceleration provision cannot exceed the aggregate of the FICA tax amount, and the income tax withholding related to such FICA amount (as permitted under Treasury Regulation Section 1.409A-3(j)(4)(vi); and provided further that any Units vested and settled in accordance with this Section will reduce, share-for-share, that portion of the Award that would vest on the immediately following Vesting Date. Participant authorizes the Company and/or any Subsidiary or Affiliate, or their respective agents, at their discretion, to satisfy the Participant’s tax obligations that must be withheld by the Company and/or any Subsidiary or Affiliate by withholding in Ordinary Shares to be issued upon vesting of the Units, or in the sole discretion of the Company, by any other appropriate method. The Company shall delay the issuance of any Ordinary Shares upon any Vesting Date to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to “specified employees” as a result of their separation from service) to the date that is six months and one day following the date of the Participant’s separation from service (or shorter period ending on the date of the Participant’s death following such separation).

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10.Data Protection. Participant consents to the collection and processing of Personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. “Personal data” includes but is not be limited to, data relating to the Participant’s identity, employment, participation in the Plan and securities offered or received, purchased or sold under the Plan from time to time and other related financial and contact details. Participant accepts that the Personal data will be administered and processed by the Company or any other agent or person designated by the Company. Participant is entitled to request access to the data referring to the Participant and held by the Company and to request the amendment or deletion of such data. Participant also gives express consent to the Company to transfer and process their Personal data to the United States in accordance with the applicable laws and regulations of the United States even if the level of Personal data protection in the United States may be lower than in the Participant’s country. Participant acknowledges receipt of the Company’s Privacy Notice, which provides additional details on data processing. Participant acknowledges that they are free to withdraw their consent at any time.
For the purposes of compliance with the General Data Protection Regulation (EU) 2016/679, Participant acknowledges that the Company will separately provide information on the collection, processing, and transfer of Personal Data.
11.Language. Participant acknowledges that the Plan and this Agreement are provided in English only and waives their right to translated Plan documentation.
12.Discretionary Nature of Benefit; No Right to Continued Employment; No Entitlement to Future Awards. Participant understands that under this Agreement, grants of Units are made at the complete discretion of the Company pursuant to the Plan. The offer to participate in the Plan does not constitute an acquired right. Nothing in this Agreement shall confer on any Participant any right to continue in the employment of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate such Participant’s employment at any time for any reason or to continue such Participant’s present (or any other) rate of compensation. The grant of the Units under any award to any Participant is a one-time benefit and shall not create any rights in such Participant to any subsequent awards by the Company, no award hereunder shall be considered a condition of such Participant’s employment, and no profit with respect to an award shall be considered part of such Participant’s salary or compensation under any severance statute or other applicable law.
This Agreement may be executed in one or more counterparts (including by means of electronically signed or submitted signature pages), all of which taken together shall constitute one and the same Agreement.
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IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has executed this Award Agreement effective as of the date first above written.
SENSATA TECHNOLOGIES HOLDING PLC
By:
__________________________
Name:     Stephan von Schuckmann
Title:    CEO
Accepted and Agreed:
____________________________
%%FIRST_NAME%-% %%LAST_NAME%-%

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